Press Release

                                                                    Exhibit 99.1


EN POINTE TECHNOLOGIES, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2004

-   QUARTERLY NET INCOME OF $241,000

-   QUARTERLY SERVICE REVENUE INCREASES TO $11.7 MILLION

Los Angeles, CA - February 9, 2004 - En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products and services, today announced consolidated results for its first quarter of fiscal 2004 ended December 31, 2003. Net income for the first quarter of fiscal 2004 was $241,000, or $0.04 per basic and diluted share, an approximate $1.0 million improvement over the net loss of $733,000, or $0.11 per share, reported in the first quarter of fiscal 2003. Total revenue in the first quarter of fiscal 2004 was $63.6 million compared to $75.6 million in the first quarter of fiscal 2003.

Service revenue generated during the quarter ended December 31, 2003 achieved a new high at $11.7 million, an increase of 36.0% over the service revenue reported for the quarter ended December 31, 2002 of $8.6 million. Service revenue in the first quarter of fiscal 2004 was also up sequentially from the service revenue reported for the fourth quarter of fiscal 2003 by 9.4%.

"We are very pleased to report both that the December 2003 quarter was profitable and that we've now had two sequential quarters of profitability," said Bob Din, President and CEO of En Pointe Technologies, Inc. "Everyone at En Pointe has contributed greatly to this improvement. We're exceptionally proud of our service team and the revenue they've been able to generate. This service revenue growth continues to be a key driver in our profitability."

Service revenue represented 18.3% of total revenue in the quarter ended December 31, 2003. Gross margins of 48.9% were realized on service revenue during the first quarter of fiscal 2004, generating 64.6% of the Company's total gross profit. As with recent previous quarters, service revenue and margin were favorably impacted by several short-term service projects that are winding down in early fiscal 2004. The Company continues to pursue new service opportunities and believes that it will be able to replace a considerable portion of the ending project revenue with new service engagements.

Product sales declined to $52.0 million in the quarter ended December 31, 2003 from $67.0 million in the quarter ended December 31, 2002. Sales in the first quarter of fiscal 2003 included relatively low-margin sales of software licenses totaling approximately $7.6 million that were not repeated in the quarter ended December 31, 2003. Product sales also declined by $9.6 million in the first quarter of fiscal 2004 from the fourth quarter of fiscal 2003, primarily as a result of a decline in sales to state and local governments.

Operating expenses totaled $8.4 million, or 13.2% of sales, in the quarter ended December 31, 2003, down from $9.7 million in the first quarter of fiscal 2003, but up as a percent of sales from 12.8%. Operating expenses in the prior sequential quarter were $9.1 million, or 12.6% of sales.

The Company generated an operating profit of $402,000 in the quarter ended December 31, 2003, a $1.1 million improvement over the operating loss reported for the quarter ended December 31, 2002. En Pointe generated an operating profit of $622,000 during the fourth quarter of fiscal 2003.

The Company does not plan to conduct a conference call to discuss the results of operations for the quarter ended December 31, 2003.


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

Other Matters

         En Technologies, Inc. today announced that Mr. Kevin Ayers, En Pointe's Chief Financial Officer, will be resigning effective February 17, 2004. Mr. Ayers will provide consulting services to the Company during a following transition period.

         "During his six years with the Company, Mr. Ayers has made numerous contributions to En Pointe's success that will leave lasting benefits," said Bob Din, President and CEO of En Pointe Technologies, Inc. "All of us want to express our heartfelt appreciation for his efforts here at En Pointe and we wish him the very best in his future endeavors."

         Mr. Javed Latif, the Company's Senior Vice President Operations, will be appointed to the additional position of Chief Financial Officer, consolidating these positions under one individual. Mr. Latif joined the Company upon its incorporation in 1993 and has served in various capacities including Chief Financial Officer and Executive Vice President. In addition to his financial control and reporting responsibilities, Mr. Latif will concentrate his efforts on the Company's continuing cost reduction and operational efficiency programs. Mr. Latif's 20 years of strong financial and exceptional operational experience is an invaluable asset that the Company will fully utilize in its ongoing program to comply with the recent corporate governance policies mandated by various governmental and institutional authorities.

About En Pointe Technologies, Inc.

 En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream IT products available in the US while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe's customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow the Company's customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes -- integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

 En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

 This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: Changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and, availability of adequate financing.


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

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Kevin Ayers
En Pointe Technologies, Inc.
Phone:  (310) 725-9717
Fax:  (310) 725-1185
ir@enpointe.com


Javed Latif
En Pointe Technologies, Inc.
Phone:  (310) 725-5212
Fax:  (310) 725-1185
ir@enpointe.com


To contact En Pointe regarding any sales or customer matters, please e-mail us at: sales@enpointe.com or contact us by phone at (310) 725-5200.


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

EN POINTE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(unaudited)

                                                        December 31,  September 30,
                                                            2003           2003
                                                          -------        -------
                ASSETS:

Current assets:
     Cash                                                 $   986        $ 3,218
     Restricted cash                                           70             70
     Accounts receivable, net                              39,564         35,123
     Inventories, net                                       4,765          5,746
     Prepaid expenses and other current assets                351            413
                                                          -------        -------
         Total current assets                              45,736         44,570

Property and equipment, net                                 5,776          5,988

Other assets                                                1,112          1,097
                                                          -------        -------
          Total assets                                    $52,624        $51,655
                                                          =======        =======

 LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable, trade                              $14,352        $ 2,642
     Borrowings under lines of credit                      10,583         11,326
     Accrued liabilities                                    4,530          4,709
     Other current liabilities                              1,312          1,161
                                                          -------        -------
          Total current liabilities                        30,777         29,838

Long term liability                                         5,178          5,391
                                                          -------        -------
          Total liabilities                                35,955         35,229

Total stockholders' equity                                 16,669         16,426
                                                          -------        -------
     Total liabilities and stockholders' equity           $52,624        $51,655
                                                          =======        =======


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

EN POINTE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         Three months ended
                                                             December 31,
                                                       -------------------------
                                                         2003             2002
                                                       --------         --------
Net sales
     Product                                           $ 51,951         $ 67,002
     Service                                             11,657            8,574
                                                       --------         --------
          Total net sales                                63,608           75,576

Cost of sales
     Product                                             48,829           61,595
     Service                                              5,955            5,020
                                                       --------         --------
          Total cost of sales                            54,784           66,615

Gross profit
     Product                                              3,122            5,407
     Service                                              5,702            3,554
                                                       --------         --------
          Total gross profit                              8,824            8,961

Selling and marketing expenses                            5,796            7,465
General and administrative expenses                       2,626            2,239
                                                       --------         --------
     Operating profit/(loss)                                402             (743)

Interest expense, net                                       205              203
Other income, net                                           (49)             (70)
Minority interest                                           (10)              --
                                                       --------         --------
     Income/(loss) before income taxes and loss
          reversal income from affiliates                   256             (876)

Provision for income taxes                                   15               --
Loss reversal income from affiliates                         --              143
                                                       --------         --------
     Net income/(loss)                                 $    241         $   (733)
                                                       ========         ========

           Net income/(loss) per share:
             Basic                                     $   0.04         $  (0.11)
                                                       ========         ========
             Diluted                                   $   0.04         $  (0.11)
                                                       ========         ========

     Weighted average shares outstanding:
             Basic                                        6,720            6,720
                                                       ========         ========
             Diluted                                      6,801            6,720
                                                       ========         ========


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